EXHIBIT 99.2

Q1 2015 Speech

Good morning. I'm Dan O'Brien, CEO.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

First let me review the progress that has been made in the past year and then I will move on to the financials.

The NanoChem Division or NCS

NCS makes polyaspartic acid [TPA] a biodegradable protein with many valuable uses. It now represents approximately 95% of revenue and is the sales and profit driver of our company.

TPA is used in agriculture to increase crop yield. The chemical mechanism is the ability of TPA to maintain crystal embryos of fertilizer salts in their embryonic form in the soil for several months, which has the effect of keeping fertilizer easier for plants to absorb. Because the plant expends less energy getting its nutrients, it has more energy available to produce valuable crops. In North America, the wholesale market is over 2 billion a year and most crops are able to use TPA profitably. Crop prices currently available to growers are well above the breakeven point for using TPA.

TPA is a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are strong and oil companies in the Nordic countries use TPA as part of environmental regulation. We are experiencing interest from forward thinking oil producing countries other than Scandinavia and have reasonable expectations of gaining new customers over the next several quarters. There is continuing research in the concept of TPA as part of tight oil and gas fracturing liquids. This research has progressed to early adoption and we have seen increased sales over the last year. TPA is used as part of the fracking fluid and intended to prevent scale from destroying the permeability of the rock pores as well as its better known function of scale control in piping. Clogged rock pores reduce well production. TPA has added value compared to existing fluid components due to its biodegradability - it does not need to be removed when cleaning used fracking water and demonstrates oil industry sensitivity to environmental safety which can improve relationships with neighbors and regulators.

SUN 27(TM): NCS has been making and selling this product for a year and are satisfied with the initial success. We expect it to become a significant revenue stream in 2016 and onward. SUN 27(TM) is a fertilizer additive that reduces the speed of nitrogen fertilizer degradation in soil. Most soils contain the protein urease, which is an enzyme that degrades nitrogen fertilizer. Up to half the nitrogen applied to a field can be lost to urease activity. This is a significant cost to the grower and has negative environmental side effects. The size of the potential market for urease inhibition is very large. Nitrogen, in various formats that can be protected by SUN 27(TM), is applied to millions of acres of crop land worldwide each year and nitrogen loss through urease enzyme activity destroys large amounts of expensive nitrogen fertilizer. SUN 27(TM) is equal to, or better than, competing products and pricing is set to be very competitive at both wholesale and retail levels. SUN 27(TM) has a lower freezing point than competing urease inhibitors resulting in reduced storage problems. SUN 27(TM) is manufactured in the US and sold by our NanoChem subsidiary: www.nanochems.com.

DCD 30(TM): As a result of our inventive work to develop SUN 27(TM), NCS became expert enough in nitrogen conservation chemistry to formulate a solution to the second major cause of nitrogen fertilizer loss; de-nitrification. This is also caused by bacterial activity in soil - warm wet soils are the most prone - resulting in oxygen being stripped from the fertilizer to leave nitrogen gas. The gas can't be used by the plants and escapes to the atmosphere. The gold standard for reducing de-nitrification is a DCD solution and we have developed an excellent version. At this time NCS is manufacturing for distribution under trade names owned by our distributors as well as our registered trademark: DCD 30(TM).

Watersavr(TM) may have had the breakthrough it has sought for years with the project in Wichita Falls, TX. However, fortunately for the people of Texas, there has been rain in the last month. The precipitation has been enough to raise the reservoir levels at Wichita Falls to about 50% compared to below 20% last August. Water managers are aware that the drought is not over and that the best water level at the start of the main evaporation season is full rather than half full. Our sales team is helping the professional water managers convince funding agencies that the time to save water using WaterSavr is when you have water yet the reservoirs are far from full. The Lake Arrowhead reservoir has twice as much surface area compared to last year and loses twice as much water each day as a result. Early use of Watersavr is much more valuable than waiting until most of the water is used by people and evaporated away. In fact, using Watersavr while the reservoir is fullest can result in higher levels at the end of one dry season and help the next rainy season fill storage enough for a new dry season.

The 2012 Lake Sahara project, the very positive 2013/14 AWWA journal article that resulted from the Lake Sahara project and the hard work over the last decade at sites around the world led to the showcase program which completed last fall in Wichita Falls, Texas. There were no problems encountered during the deployment and we feel comfortable that we have the equipment and skills to protect much larger lakes from evaporative loss. The results of the showcase program were released by the Texas Water Development Board in January 2015, pointed to a high probability of 15% savings or greater and confirmed, as always, no change in water quality or effect on wildlife. The data was received with great interest by water management groups throughout the US and internationally. Several groups have indicated that if funding is available, they will do showcase programs in their area this year.

Lake Sahara, Las Vegas reports that for the third year in a row, they are sure they have saved money and water. Water quality is exactly as it was before the introduction of Watersavr(TM). In addition, the endangered fish species population of Lake Sahara is larger today than the first year of Watersavr(TM) use. Lake Sahara is using our product again this season.

Q2 AND REST OF 2015

Continued double digit growth is our goal. We think that the combination of TPA, SUN 27(TM), DCD 30(TM) and Watersavr(TM) will result in growth under most economic conditions and any weakness in a single product during a quarter should be compensated for by strength in the others. In the past we have attempted to forecast sales based on historical results. However, none of our customers are on long-term contracts and the worlds various economies are in continuous flux so we are not able to provide numerical growth predictions. We have negative and positive surprises such as oil platform maintenance shutdowns and fast volume uptake by new distributors. Early indications are that Q2 is quite strong which leads us to expect that first half 2015 will be one of our best.

In Q3 we have a realistic expectation of Watersavr(TM) sales larger than Q3 2014, combined with increased TPA sales to drive growth in the quarter.

In Q4, we will strive to book early sales in all three of our agriculture products to obtain growth in fourth quarter as well. The result of our anticipated success in each quarter of 2015 could be a significant revenue increase for the full year. Highlights of the financial results:

Sales for the quarter increased 30% to $4.96 million compared with $3.81 million for 2014. The result is a gain of $504 thousand or $0.04 per share in the 15 period, compared to a loss of $156 thousand or $0.01 per share, in 2014.

Working capital is sufficient to support our growth and is increasing as a result of retained earnings. The Company is also supported by its mostly untapped line of credit with a Chicago based bank.

Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing depreciation, option expenses and one-time items from the statement of operations.

For first quarter 2015, operating cash flow was $1.11 million, 8 cents per share compared to $65 thousand and 0 cents per share in 2014. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of May 15th.

The text of this speech will be available on our website by Tuesday, May 19th and email or fax copies can be requested from Jason Bloom at 1800 661 3560. [Jason@flexiblesolutions.com] Thank you, the floor is open for questions.